EXHIBIT 19
INDEPENDENT BANK CORPORATION

INSIDER TRADING POLICY

Purpose: To prevent violations of the federal securities laws as a result of (1) buying or selling the Company's securities or (2) disclosing non-public Company information. Violations can result in both personal and Company liability. This Policy also prohibits directors and Section 16 officers from pledging Company securities as collateral for loans or hedging their economic interest in the Company's securities.

Overview

As a director, officer or employee of Independent Bank Corporation or one of its subsidiaries, you may, from time to time, become aware of certain information and events not otherwise known by the public. The federal securities laws prohibit individuals with access to material information which has not been publicly disseminated, absorbed and evaluated (commonly referred to as "Inside Information") from: (1) engaging in transactions in the Company's securities without disclosing such Inside Information; or (2) divulging Inside Information to enable others to trade on such information. Information should be treated as material if it would affect a reasonable investor's decision to buy or sell the Company's stock. If news or events about the Company to any extent motivates your thoughts of buying or selling the Company's stock, that news should be considered material.
If you buy or sell the Company's securities while in the possession of Inside Information, you can be subject to private lawsuits for damages and to civil and/or criminal proceedings by the Securities and Exchange Commission ("SEC"). Liability arising from such violations is often significant. For instance, the SEC is authorized to seek civil money damages of up to three times the profit gained or loss avoided through unlawful insider trading. These laws also apply to any information you may obtain about suppliers, customers, or other entities with whom the Company does business. You are under the same legal obligation with respect to that information to refrain from trading on Inside Information and from "tipping" others.

Each director, officer and employee should take every reasonable effort to comply with the following prohibitions and guidelines to avoid liability and, equally important, the appearance of any impropriety.
The Company has designated the Company's Chief Financial Officer and Chief Accounting Officer as the "Administrators" for purposes of this Policy. To the extent any provision of this Policy imposes requirements more restrictive than allowed by applicable law, such requirement may be waived in any particular instance by an Administrator following consultation with legal counsel for the Company.

Trading Prohibitions and Guidelines

While investment in the Company's stock by directors, officers and employees is encouraged, such transactions should be made with caution and, for all directors and Section 16 officers (as are designated by the Board), with prior Company approval. Inside Information cannot be used to buy or sell the Company’s securities for one’s own personal profit. Obtaining the Company’s prior approval to proceed with your intended transaction will assist in
(1) preventing unlawful insider trading, (2) complying with applicable reporting requirements, and (3) avoiding the appearance of impropriety which could impair investor confidence in the Company.

Please refer to the following prohibitions and guidelines when dealing in the Company's securities:

1.General – All Employees and Directors. Transactions involving the Company's securities are prohibited if you have knowledge of material information about the Company which has not been publicly disseminated and absorbed and evaluated by the market. In general, information should be considered "material" if it could be expected that a reasonable investor would attach significance to the information in reaching an investment decision involving the Company's securities. Determining whether information is material is subjective; accordingly, we urge you to discuss such issues with an Administrator.
2.Directors and Section 16 Officers.

(a)During the period commencing 14 days prior to the end of each fiscal quarter of the Company and ending at the close of trading on the first full trading day immediately following the date on

Independent Bank Corporation

Approved By:    Board of Directors
Last Revised Date:    April 25, 2023    Approval Date: September 21, 2023

which the Company's quarterly or annual financial results, as applicable, are publicly released, transactions involving the Company's securities are prohibited, unless you are informed otherwise by an Administrator.

(b)Following public disclosure of any material information, including quarterly earnings releases, transactions involving the Company's securities are prohibited from the time of such public disclosure until the close of trading on the first full trading day immediately following the date on which such public disclosure is made, unless you are informed otherwise by an Administrator.

(c)Transactions involving the Company's securities are prohibited unless you obtain the prior approval of an Administrator. An Administrator may consult the Company's other officers or advisors prior to authorizing any transaction.

3.If you are not a director or Section 16 officer, during all other times that you are not prohibited from trading in the Company's securities, you may do so unless you have material inside information. However, we urge you to exercise a great deal of caution in this regard and encourage you to contact an Administrator prior to consummating any transaction.
4.During any time period during which transactions involving the Company's securities are limited or otherwise restricted under any of the Company's retirement plans, all such transactions by all directors and employees are prohibited.

Disclosure Guidelines

Requests and questions from outsiders and analysts that may involve Inside Information should be referred to the Chief Financial Officer.

In discussing matters pertaining to the Company, the following guidelines should be reviewed.
1.Matters which may be discussed include the following:

(a)Information that has been published and widely disseminated, such as that contained in the Company's annual report to shareholders, reports on Form 10-K, 10-Q, and 8-K, proxy statements and press releases, so long as you limit your discussions to the information that has been published and disseminated.

(b)General industry and economic trends to the extent they do not involve specific information about the Company.

(c)Routine aspects of the Company's business involving products, services, and employees.
2.Matters which may not be discussed, unless they have been publicly announced and widely disseminated, include any of the following:

(a)Actual or projected revenue, earnings, acquisitions, expansions or other significant events.

(b)Any action or event which had or is likely to have a significant effect on the Company's anticipated annual revenue or earnings or which may result in a special or extraordinary charge against earnings or capital.

(c)Any nonroutine action or event such as a proposed merger, acquisition or disposition of shares or assets; new products, projects or initiatives; a change in control or a significant change in management; major financing; significant litigation; significant change in operating or financial circumstances; and significant changes in the Company's asset values or lines of business.

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Independent Bank Corporation

Approved By:    Board of Directors
Last Revised Date:    April 25, 2023    Approval Date: September 21, 2023

As an additional reminder, any of the types of prohibited information described above that may come to your attention regarding other businesses because of the Company's relationship with that entity should not be publicly disclosed.
Short-Swing Profit Liability – Additional Rules Applicable to Directors and Section 16 Officers
Short-Swing Profit Recapture Rules. The federal securities laws provide that any profit realized by any “insider” from any combination of a purchase and sale or sale and purchase of any of the Company's securities within any 6-month period is recoverable by the Company. Liability is imposed under these laws regardless of intent or possession or use of Inside Information. Insiders are considered to be each of our directors, each of our Section 16 officers, and certain family members of our directors and Section 16 officers. These laws require that insiders file reports of most transactions in the Company’s securities within 2 business days of such transaction.

In order to avoid liability to the Company under these rules and to assist in the timely filing of transaction reports, the Company’s directors and Section 16 officers are required to comply with the following:
1.Pre-Transaction Review. As noted above, each Company director and Section 16 officer must obtain prior approval of all transactions involving the Company’s securities.

2.Preparation of Required Reports. While the Company will assist in the preparation and filing of Form 4 and 5 reports, the ultimate legal responsibility for the accuracy and filing of these reports remains with the director or Section 16 officer. The Company will prepare a Form 4 or Form 5 report upon notification that you intend to buy or sell (or make any other transfer of) Company stock and that the transaction is approved. Transactions involving the gift of Company securities, while generally not subject to the short-swing profit liability rules, must be reported on a current basis or Form 4. The reports are sent to the SEC electronically and can be executed by the Company through a power of attorney.
3.Checklist. In addition to preclearing your transaction with the Company, before proceeding with the acquisition or disposition of any of the Company’s securities, please review the following checklist:

(a)If a sale is proposed by you or any member of your immediate family, make sure that:

(i)Neither you nor any member of your immediate family has made any purchases of the Company’s stock (or securities convertible into the Company’s stock) within the past 6 months; and

(ii)No purchases by you or any member of your immediate family are anticipated within the next 6 months.
(b)If a purchase is proposed by you or any member of your immediate family, make sure that:

(i)Neither you nor any member of your immediate family has made any sales of the Company’s stock (or securities convertible into the Company’s stock) within the past 6 months; and

(ii)No sales are anticipated or required to be made within the next 6 months by you or any member of your immediate family.

4.Rule 144 – Selling Company Stock. In addition, unless approved by an Administrator, directors and executive officers must comply with the requirements of Rule 144 (allowing the public resale of restricted and control securities if a number of conditions are met) when selling any Company securities. This will include the preparation and filing of Form 144, which must be filed with the SEC electronically. Your broker should be able to assist you in complying with the Rule 144 requirements. If not, the Company may be able to assist you; however, you are the person legally responsible for compliance with this rule.

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Independent Bank Corporation

Approved By:    Board of Directors
Last Revised Date:    April 25, 2023    Approval Date: September 21, 2023

5.Notice of Sale Transactions. Sales of Company stock by directors and Section 16 officers often attract the attention of market observers who may mischaracterize the intent or reason for the sale of Company stock. Accordingly, to enhance internal communications, an Administrator may inform the Company's CEO, the Chairman, and/or other officers, directors, or advisors of certain sale transactions in advance of such transactions, as well as the reason the shares are being sold (if known).
Rule 10b5-1 Plans
1.Policy. SEC Rule 10b5-1 provides an affirmative defense against a claim of insider trading if an insider's trades are made pursuant to a written plan that was adopted in good faith at a time when the insider was not aware of Inside Information. A Rule 10b5-1 plan (“10b5-1Plan”) is intended to allow the shareholder to trade in the Company's securities, while preventing the holder exercising discretion over how, when or whether to trade once the plan is adopted.

The Company's directors and Section 16 officers may make trades pursuant to a 10b5-1 Plan provided that
(a) such plan meets the requirements of Rule 10b5-1, (b) such plan was adopted at a time when the individual would otherwise have been able to trade under this Policy, and (c) adoption of the plan was expressly approved by an Administrator prior to entering into the plan.

Please be aware that a trade made pursuant to a 10b5-1 Plan must still be disclosed on a Form 4 report filed within 2 business days after the trade. As a result, trades made pursuant to 10b5-1 Plans must still be reported to an Administrator on the date of any such trade.

2.Restrictions on Use of 10b5-1 Plans.

(a)10b5-1 Plans may only be established during an open trading window and will require certification by the director or Section 16 officer that s/he is not in possession of Inside Information.
(b)All 10b5-1 Plans must set up a trading schedule in advance. 10b5-1 Plans must not include any provisions that delegate discretion to a broker on trading decisions.

(c)The term of a 10b5-1 Plan must be a minimum of 6 months in duration, up to a maximum of 2 years.

(d)10b5-1 Plans may not be modified or suspended, other than during open trading windows. Additionally, any proposed change, suspension or termination to the plan is subject to prior approval by an Administrator.

(e)When establishing or amending a 10b5-1 Plan by the director or Section 16 officer, no purchases or sales may occur until expiration of a cooling-off period ending on the later of 90 days after the adoption or modification of the plan, and 2 business days following the disclosure of the Company's financial results in a Form 10-Q or Form 10-K for the completed fiscal quarter in which the plan was adopted or modified; provided, however, that in no event shall the required cooling-off period exceed 120 days. When any employee of the Company other than a Section 16 officer establishes or amends a 10b5-1 Plan, no purchases or sales may occur until the expiration of a cooling-off period ending 30 days after the adoption or modification of the plan.
(f)No individual may adopt more than one 10b5-1 Plan at a time, except as specifically permitted by Rule 10b5-1 and approved by an Administrator.
(g)No 10b5-1 Plan may be adopted, except as specifically permitted by 10b5-1, unless it meets the 12-month limitation on single transaction plans set forth in Rule 10b5-1.

(h)For 10b5-1 Plans providing for sales of the Company’s securities, a Form 144 must be electronically filed with the SEC at the time the 10b5-1 Plan is adopted.

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Independent Bank Corporation

Approved By:    Board of Directors
Last Revised Date:    April 25, 2023    Approval Date: September 21, 2023

Prohibited Transactions

Pledge of Company Securities.

The pledge or use of Company securities as collateral for a loan creates the potential for those pledged securities to be sold or transferred at a time when such a transaction is otherwise prohibited or discouraged. Accordingly, unless approved in advance by the Board of Directors, directors and Section 16 officers of the Company may not pledge Company securities as collateral for loans or otherwise hold such securities in a margin account with a broker or financial institution.
Hedging Transactions.

In general, hedging transactions allow a person to continue to own the underlying securities but without the full risks and rewards of ownership. Hedging may involve the purchase of financial instruments that are designed to "hedge" or offset any decrease in the market value of the underlying securities. Because these transactions may create incentives that are not aligned with the best interests of the Company's shareholders, directors and Section 16 officers are prohibited from engaging in any hedging transactions involving the Company's securities.

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